                                                                     EXHIBIT 8.1

                               PALMER & DODGE LLP
                    One Beacon Street, Boston, MA 02108-3190

Telephone: (617) 573-0100                              Facsimile: (617) 227-4420

                                 June 25, 1998

Stone & Webster, Incorporated
245 Summer Street
Boston, Massachusetts 02210

      We have acted as counsel to Stone & Webster, Incorporated ("SWI"), a Delaware corporation, in connection with the proposed merger (the "Merger") of Stone & Webster Acquisition Corp. ("SWAC"), a Delaware corporation and a wholly-owned subsidiary of SWI, with and into Power Technologies, Inc. ("PTI"), pursuant to an Agreement and Plan of Merger (the "Merger Agreement"), dated as of April 20, 1998, among SWI, SWAC, Stone & Webster Management Consultants, Inc., a New York corporation, PTI, and the shareholders of PTI identified therein. The Merger is described in the Registration Statement on Form S-4 (the "Registration Statement") of which this exhibit is a part. This opinion is being rendered pursuant to the requirements of Item 21(a) of Form S-4 under the Securities Act of 1933, as amended.

      In preparing this opinion, we have examined the Merger Agreement, the Proxy Statement and Prospectus (the "Proxy Statement") included in the Registration Statement and such other documents as we have deemed necessary or appropriate. In addition, we have assumed that the Merger will be consummated in accordance with the provisions of the Merger Agreement and the Proxy Statement and that the statements concerning the Merger set forth in the Merger Agreement and the Proxy Statement are true, correct and complete in all material respects and will continue to be true correct and complete in all material respects as of the Effective Time (as defined in the Merger Agreement). We also have assumed that each of SWI and PTI will deliver to us, prior to the Effective Time, letters (the "Representation Letters") containing representations substantially similar to representations that the IRS customarily requires for advance rulings on tax free acquisitive reorganizations and that such representations will be true, correct and complete in all material respects as of the Effective Time.

      Based upon and subject to the foregoing, the discussion contained in the Proxy Statement under the heading "Certain Federal Income Tax Consequences," subject to the limitations and qualifications described therein, fairly and accurately represents our opinion as to the material federal income consequences of the Merger.

      This opinion is being provided solely for use in connection with the Registration Statement. We hereby consent to the use of our name under the caption "Certain Federal Income Tax Consequences" in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

                                    Very truly yours,


                                    /s/ Palmer & Dodge LLP